Exhibit 99.C-2

Project Navigation F I N A N C I A L A N A L Y S I S D I S C U S S I O N M A T E R I A L S 1 1 A P R I L 2 0 1 4 C O N F I D E N T I A L

Disclaimer P R O J E C T N A V I G A TION This document has been prepared by Lazard based upon information provided to it and/or publicly available information, and portions of the information herein may be based upon certain statements, estimates and forecasts with respect to anticipated future performance. We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of any entity, or concerning solvency or fair value of any entity. To the fullest extent permitted by law, Lazard disclaims any responsibility for the information herein and for any omissions from such information or for any reliance that the recipient or any third party may seek to place upon such information. No representation, warranty or guarantee, express or implied, is made as to the accuracy, completeness, currency or reliability of the information herein, or any associated written or oral statement. In particular, with respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to future financial performance. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise. While any subsequent changes in the circumstances may affect the information herein, we assume no responsibility to update or supplement the information set forth herein. These materials and the information contained herein are confidential and may not be disclosed publicly or made available to third parties without the prior written consent of Lazard. These materials shall not be used for any purpose other than that for which they were provided. These materials are summary in nature and do not include all of the information that the recipient should evaluate in considering a possible transaction. These materials do not constitute tax, accounting, actuarial, legal or other specialist advice, and Lazard shall have no duties or obligations to you in respect of these materials or other advice provided to you, except to the extent specifically set forth in an engagement or other written agreement, if any, that is entered into by Lazard and you. Lazard is retained only by the independent committee of the board of directors of AutoNavi Holdings Limited and will not be responsible to anyone other than such client for providing the protections afforded to clients of Lazard nor for providing advice.

Table of Contents P R O J E C T N A V I G A T I O N C O N F I D E N T I A L I ALIBABA SITUATION OVERVIEW 1 II FINANCIAL ANALYSIS 2 APPENDICES A Additional Navigation Information 8 B WACC Analysis 11 C Premium Paid Analysis 12

I Alibaba Situation Overview P R O J E C T N A V I G A T I O N

PROJECT NAVIGATION | ALIBABA SITUATION OVERVIEW

Alibaba Situation Overview

On May 16, 2013, Alibaba invested US$294 million into AutoNavi for 50,409,444 series A convertible preferred shares and 28,019,256 ordinary shares at price of US$15.00 per ADS, representing 27.3% of the total equity of the Company (on an as-converted and fully-diluted basis as of December 31, 2013)

1. Alibaba holds approximately 29.3% of the Company's total outstanding voting shares, effectively providing Alibaba with a veto right for a Cayman-incorporated company in respect of a competing merger or scheme proposal (affirmative votes of at least two thirds of total votes cast are required to approve the Transaction)
2. Alibaba has a right of first refusal and a consent right (until May 16, 2014) with respect to certain strategic transactions involving the Company

Right of First Refusal	Consent Right
▪ If AutoNavi receives a proposal or the board authorizes AutoNavi to initiate or pursue a proposal for potential M&A transactions ▪ Alibaba will receive a written notice of the proposal and a summary of the material terms within two business days ▪ Alibaba will also have a 20 business-day period to use its reasonable best efforts to consummate the transaction at substantially the same terms, prices, and conditions	▪ Without the express prior written consent of Alibaba in its sole discretion, AutoNavi shall not effectuate, cause, permit or facilitate a change of control transaction involving the Company's competitors, including Tencent, Qihoo 360, Baidu, Sohu, NavInfo, Mapbar, Tengrui Wanli, Tiger Knows, and Google ▪ Without the express prior written consent of Alibaba in its sole discretion, each founder and founder entity shall not sell, assign, transfer, pledge, hypothecate, mortgage, encumber or dispose any equity interest in such entity or the group company to any person

3. Alibaba stated in its proposal and reiterated through its legal counsel that it is interested only in pursuing the proposed Transaction and does not intend to sell its stake in the Company to any third party

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II Financial Analysis P R O J E C T N A V I G A T I O N

I I F I N A N C I A L A N A L Y S I S P R O J E C T N A V I G A T I O N 2 KEY FINANCIAL STATEMENT METRICS Management Projections Source: Note: (1) Includes Cash and Term Deposits (US$ million) Historical Management Projections 2014-2023 2011A 2012A 2013A 2014E 2015E 2016E 2017E 2018E 2019E 2020E 2021E 2022E 2023E CAGR Net Revenue Automotive Navigation 85.9 92.1 72.6 77.9 81.6 87.2 93.2 99.9 106.9 116.6 125.6 134.0 142.9 7.0% % Y-o-Y Growth 35.4% 7.3% (21.2%) 7.2% 4.7% 6.9% 6.9% 7.2% 7.0% 9.1% 7.7% 6.6% 6.7% % of Net Revenue 67.6% 57.7% 51.3% 67.9% 51.6% 38.3% 23.9% 22.2% 21.0% 20.1% 19.3% 18.8% 18.8% Mobile and Internet LBS 28.3 47.6 52.4 26.4 65.8 129.1 284.7 338.5 390.4 451.8 511.3 563.0 600.8 41.5% % Y-o-Y Growth 148.6% 68.0% 10.1% (49.6%) 149.2% 96.2% 120.6% 18.9% 15.3% 15.7% 13.2% 10.1% 6.7% % of Net Revenue 22.3% 29.8% 37.0% 23.0% 41.6% 56.7% 73.1% 75.1% 76.6% 77.7% 78.6% 79.1% 79.2% Public Sector & Enterprise Applications 12.3 17.7 14.8 8.4 8.8 9.2 9.7 10.2 10.7 11.2 11.8 12.4 13.0 5.0% % Y-o-Y Growth 35.5% 44.1% (16.3%) (43.4%) 5.0% 5.0% 5.0% 5.0% 5.0% 5.0% 5.0% 5.0% 5.0% % of Net Revenue 9.7% 11.1% 10.4% 7.3% 5.6% 4.1% 2.5% 2.3% 2.1% 1.9% 1.8% 1.7% 1.7% Other Revenue 0.5 2.3 1.9 2.0 2.0 2.0 2.0 2.0 2.0 2.0 2.0 2.0 2.0 0.0% Total Net Revenue 127.0 159.7 141.7 114.6 158.1 227.5 389.6 450.6 510.0 581.7 650.7 711.3 758.7 23.4% % Y-o-Y Growth 48.0% 25.8% (11.3%) (19.1%) 37.9% 43.9% 71.2% 15.6% 13.2% 14.0% 11.9% 9.3% 6.7% Cost of Revenues (35.0) (43.0) (47.8) (67.5) (76.1) (80.7) (88.2) (94.4) (99.4) (103.3) (108.1) (113.1) (118.2) Gross Profit 91.9 116.7 93.9 47.2 82.0 146.8 301.4 356.2 410.6 478.4 542.6 598.2 640.5 33.6% % Gross Margin 72.4% 73.1% 66.2% 41.1% 51.9% 64.5% 77.4% 79.1% 80.5% 82.2% 83.4% 84.1% 84.4% Operating Expenses (55.3) (80.9) (136.4) (175.1) (200.7) (227.4) (183.1) (192.6) (202.5) (216.9) (226.0) (234.5) (241.7) Operating Income/(Loss) 36.8 38.9 (41.1) (126.4) (117.1) (79.0) 119.8 165.0 209.6 263.0 318.1 365.3 400.3 % Operating Margin 29.0% 24.4% (29.0%) (110.3%) (74.1%) (34.7%) 30.7% 36.6% 41.1% 45.2% 48.9% 51.3% 52.8% Net Income/(Loss) 38.4 38.2 (24.3) (114.6) (107.7) (72.0) 127.9 175.1 171.2 215.9 262.9 305.1 339.1 % Net Margin 30.2% 23.9% (17.2%) (100.0%) (68.1%) (31.7%) 32.8% 38.9% 33.6% 37.1% 40.4% 42.9% 44.7% EBITDA 44.0 47.4 (31.6) (110.1) (99.7) (65.0) 135.5 180.8 225.0 278.8 334.4 381.8 416.7 % EBITDA Margin 34.6% 29.7% (22.3%) (96.1%) (63.0%) (28.6%) 34.8% 40.1% 44.1% 47.9% 51.4% 53.7% 54.9% Cash and Cash Equivalents (1) 199.7 216.2 480.3 337.9 247.3 188.7 316.1 491.7 672.2 884.1 1,145.0 1,449.2 1,787.4

PROJECT NAVIGATION | II FINANCIAL ANALYSIS

Financial Analysis Summary

METHODOLOGY	IMPLIED PRICE PER ADS[1]	KEY ASSUMPTIONS
DCF Analysis	$18.43 – $25.64	■ WACC: 13.5 – 15.5% ■ Perpetuity Growth Rate: 3.0 – 5.0% ■ Implied Terminal EV/EBITDA Multiple: 5.9 – 8.9x
Publicly Traded Comparables Enterprise Value / 2014E Revenue	$11.92 – $14.75	■ 1.0 – 3.0x 2014E Revenue of Automotive Navigation Business of US$88.3m ■ 11.0 – 12.0x 2014E Revenue of Mobile & Internet LBS Business of US$26.4m ■ Adjustment [5] of US$477.8m as of Dec 31, 2013
Publicly Traded Comparables Enterprise Value / 2015E Revenue	$15.26 – $18.75	■ 1.0 – 3.0x 2015E Revenue of Automotive Navigation Business of US$92.4m ■ 8.0 – 9.0x 2015E Revenue of Mobile & Internet LBS Business of US$65.8m ■ Adjustment [5] of US$477.8m as of Dec 31, 2013
Precedent Transactions Enterprise Value / LTM Revenue	$19.48 – $21.37	■ 8.0 – 9.0x 2013A Revenue of Automotive Navigation Business of US$89.3m ■ 9.0 – 11.0x 2014E Revenue of Mobile & Internet LBS Business of US$26.4m and discounted back [6] by 1 year at a discount rate of 14.5% ■ Adjustment [5] of US$477.8m as of Dec 31, 2013
Analyst Target Price	$11.00 – $21.00	■ Target Price Range (as of Apr 4, 2014)
52-Week Trading Range	$10.05 – $21.20; $18.15 [2]	■ 52-Week Trading Range (as of Apr 4, 2014) ■ US$18.15 is the highest price prior to the announcement of going-private proposal
Premium Paid Analysis (Premium over 1-Day Price)	$20.68 – $22.33; $16.54 [3]	■ 25.0 – 35.0% Premium to Navigation's Feb 7, 2014 unaffected share price (US$16.54/ADS)
Premium Paid Analysis (Premium over 30-Day VWAP)	$19.80 – $21.32	■ 30.0 – 40.0% Premium to Navigation's 30-day volume weighted average price before Feb 10, 2014 (US$15.23/ADS)

For Reference Purpose Only (Analyst Target Price; 52-Week Trading Range; Premium Paid Analysis)

Current Price[4]: $20.30

Offer Price: $21.00

Note:
(1) Assuming 71,838,020 fully-diluted ADSs under treasury method at the current offer price of $US21.00 per ADS; (2) Pre-offer 52-week trading high; (3) Feb 7, 2014 unaffected share price; (4) As of Apr 4, 2014; (5) Adjustment includes Net Cash (US$480,407), Minority Interest (US$6,033), and Equity Method Investment (US$3,611); (6) Discounted back because Mobile & Internet LBS Business is transitioning from a paid subscription model to an ad-based mobile centric model in 2015

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PROJECT NAVIGATION | II FINANCIAL ANALYSIS

Discounted Cash Flow Analysis

(US$ '000)	Fiscal Year Ending December 31									
	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E
Net Revenue	**114,648**	**158,143**	**227,534**	**389,608**	**450,579**	**510,021**	**581,671**	**650,747**	**711,327**	**758,701**
% Growth	*(19.1%)*	*37.9%*	*43.9%*	*71.2%*	*15.6%*	*13.2%*	*14.0%*	*11.9%*	*9.3%*	*6.7%*
EBIT [1]	**(126,417)**	**(117,107)**	**(79,019)**	**119,802**	**165,041**	**209,581**	**262,955**	**318,115**	**365,265**	**400,338**
% EBIT Margin	*(110.3%)*	*(74.1%)*	*(34.7%)*	*30.7%*	*36.6%*	*41.1%*	*45.2%*	*48.9%*	*51.3%*	*52.8%*
Taxes	-	-	-	-	-	(42,970)	(65,739)	(79,529)	(91,316)	(100,085)
% Tax Rate	*15.0%*	*15.0%*	*15.0%*	*25.0%*	*25.0%*	*25.0%*	*25.0%*	*25.0%*	*25.0%*	*25.0%*
EBIAT	**(126,417)**	**(117,107)**	**(79,019)**	**119,802**	**165,041**	**166,611**	**197,217**	**238,586**	**273,949**	**300,254**
Plus: D&A	16,272	17,421	14,012	15,746	15,784	15,460	15,864	16,301	16,522	16,393
Plus: Share-based Compensation [2]	15,391	16,072	16,614	16,496	-	-	-	-	-	-
Less: Capital Expenditures	(51,299)	(16,300)	(14,800)	(13,450)	(13,800)	(14,800)	(16,450)	(14,800)	(13,800)	(13,450)
Less: Change in Working Capital	(7,340)	15	(2,400)	(19,325)	(1,432)	8,609	(3,329)	(3,576)	(3,628)	(3,811)
Unlevered FCF	**(153,393)**	**(99,900)**	**(65,593)**	**119,268**	**165,593**	**175,879**	**193,302**	**236,512**	**273,042**	**299,386**

Source: Management projections approved by the Independent Committee

Note: (1) Share-based compensation is included in operating expenses for the calculation of EBIT; (2) Non-cash amortized amount for unvested ESOP as of Dec 31, 2013. In addition, assumes no new ESOP issued from 2014 and cash-based compensation will be adopted and is included in operating expenses for the calculation of EBIT thereafter, per management

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Discounted Cash Flow Analysis P R O J E C T N A V I G A T I O N 5 Note: (1) Adjustment includes Net Cash (US$480,407), Minority Interest (US$6,033), and Equity Method Investment (US$3,611) I I F I N A N C I A L A N A L Y S I S (US$ '000) Terminal Growth Methodology NPV of FCFs PV of Terminal Value Enterprise Value Discount as of @ Perpetuity Growth Rate @ Perpetuity Growth Rate Rate 12/31/2013 3.0% 4.0% 5.0% 3.0% 4.0% 5.0% 13.5% 321,777 $ 827,791 $ 923,810 $ 1,042,421 $ 1,149,568 $ 1,245,587 $ 1,364,198 $ 14.5% 290,720 692,335 765,633 854,363 983,054 1,056,353 1,145,083 15.5% 262,080 583,901 640,836 708,617 845,981 902,916 970,697 Adjustment (1) Equity Value Terminal Value as % of EV Discount as of @ Perpetuity Growth Rate @ Perpetuity Growth Rate Rate 12/31/2013 3.0% 4.0% 5.0% 3.0% 4.0% 5.0% 13.5% (477,838) $ 1,627,406 $ 1,723,424 $ 1,842,036 $ 72% 74% 76% 14.5% (477,838) 1,460,892 1,534,191 1,622,920 70% 72% 75% 15.5% (477,838) 1,323,818 1,380,754 1,448,535 69% 71% 73% Implied Terminal EV/EBITDA Multiple Implied Price per ADS (US$) Discount @ Perpetuity Growth Rate @ Perpetuity Growth Rate Rate 3.0% 4.0% 5.0% 3.0% 4.0% 5.0% 13.5% 7.0x 7.9x 8.9x 22.65 $ 23.99 $ 25.64 $ 14.5% 6.4x 7.1x 7.9x 20.34 21.36 22.59 15.5% 5.9x 6.5x 7.2x 18.43 19.22 20.16 (cont’d)

PROJECT NAVIGATION II FINANCIAL ANALYSIS

Comparable Company Analysis

Company	Share Price 04/04/2014	% of 52 Week High	Equity Value (US$m)	Enterprise Value (US$m)	Enterprise Value / Revenue 2013A	Enterprise Value / Revenue 2014E	Enterprise Value / Revenue 2015E	Enterprise Value / EBITDA 2013A	Enterprise Value / EBITDA 2014E	Enterprise Value / EBITDA 2015E	Price / Earnings 2013A	Price / Earnings 2014E	Price / Earnings 2015E
Automotive Navigation/Telematics													
Garmin	$ 55.71	95.7%	$ 10,872	$ 9,543	3.63x	3.61x	3.54x	14.6x	14.8x	14.1x	17.8x	21.2x	19.8x
TomTom	6.86	80.1%	1,529	1,415	1.07x	1.14x	1.14x	8.6x	8.1x	7.5x	56.8x	22.2x	18.8x
Telenav	6.20	28.1%	240	64	0.33x	0.42x	0.41x	4.1x	NM	NM	18.3x	NM	NA
				Mean	**1.68x**	**1.72x**	**1.70x**	**9.1x**	**11.5x**	**10.8x**	**31.0x**	**21.7x**	**19.3x**
				Median	**1.07x**	**1.14x**	**1.14x**	**8.6x**	**11.5x**	**10.8x**	**18.3x**	**21.7x**	**19.3x**
U.S. Local Information													
TripAdvisor	$ 85.69	78.0%	$ 12,188	$ 12,074	12.78x	10.15x	8.24x	38.8x	25.3x	19.8x	59.3x	38.6x	29.8x
Yelp	65.76	64.6%	4,693	4,303	18.47x	11.99x	8.41x	NM	73.1x	40.4x	NM	120.2x	65.1x
Zillow	91.00	88.3%	3,565	3,269	16.55x	11.14x	8.19x	NM	79.6x	42.3x	NM	NM	102.9x
				Mean	**15.93x**	**11.09x**	**8.28x**	**38.8x**	**59.3x**	**34.2x**	**59.3x**	**79.4x**	**65.9x**
				Median	**16.55x**	**11.14x**	**8.24x**	**38.8x**	**73.1x**	**40.4x**	**59.3x**	**79.4x**	**65.1x**
U.S.-listed Chinese Internet													
58.com	$ 40.21	68.3%	$ 3,275	$ 2,964	20.33x	12.52x	8.85x	NM	73.0x	34.0x	NM	70.3x	NA
Youku Tudou	25.81	68.4%	4,325	3,801	7.60x	5.51x	4.04x	71.9x	149.4x	27.6x	NM	NM	37.9x
Qunar	27.11	73.8%	3,092	2,851	20.60x	12.13x	7.52x	NM	NM	NM	NM	NM	NM
				Mean	**16.18x**	**10.05x**	**6.81x**	**71.9x**	**111.2x**	**30.8x**	**NA**	**70.3x**	**37.9x**
				Median	**20.33x**	**12.13x**	**7.52x**	**71.9x**	**111.2x**	**30.8x**	**NA**	**70.3x**	**37.9x**
U.S. Local Information and U.S.-listed Chinese Internet													
				Mean	**16.05x**	**10.57x**	**7.54x**	**55.4x**	**80.1x**	**32.8x**	**59.3x**	**76.4x**	**58.9x**
				Median	**17.51x**	**11.56x**	**8.22x**	**55.4x**	**73.1x**	**34.0x**	**59.3x**	**70.3x**	**51.5x**
Navigation - Management Projections (Current Price)	**$ 20.30**	**95.8%**	**$ 1,458**	**$ 980**	**6.92x**	**8.55x**	**6.20x**	**NM**	**NM**	**NM**	**NM**	**NM**	**NM**
Navigation - Management Projections (Offer Price)	**21.00**	**99.1%**	**1,509**	**1,031**	**7.28x**	**8.99x**	**6.52x**	**NM**	**NM**	**NM**	**NM**	**NM**	**NM**

Source: Bloomberg, Capital IQ

Note: Negative multiples or multiples that are higher than 150.0x are considered as "NM"

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Precedent Transaction Analysis P R O J E C T N A V I G A T I O N 7 I I F I N A N C I A L A N A L Y S I S Source: Company filings, Wall Street analyst research reports, Bloomberg, Capital IQ Note: Enterprise Value Enterprise Value NTM LTM Announcement Enterprise LTM NTM LTM NTM Revenue EBITDA Date Acquiror Target Value (US$m) Revenue Revenue EBITDA EBITDA Growth Margin Automotive Navigation/Telematics 06/01/2012 Verizon Hughes Telematics 651 $ 8.42x 6.05x NM NM 39.1% (52.7%) 09/29/2011 Intel Telmap 300 9.09x - - - - - 10/01/2007 Nokia Navteq 7,422 10.83x 8.08x 32.7x 27.3x 34.0% 33.1% 11/18/2007 TomTom Tele Atlas 3,919 8.67x 7.33x 48.3x 21.3x 18.3% 17.9% Mean $ 3,073 9.25x 7.15x 40.5x 24.3x 30.5% (0.6%) Median 2,285 8.88x 7.33x 40.5x 24.3x 34.0% 17.9% Consumer Internet 03/12/2012 Youku Tudou 1,007 $ 12.37x 6.78x NM NM 82.6% (69.1%) 05/17/2011 Tencent E-Long 475 6.25x 4.13x 46.5x - 51.3% 13.4% 05/10/2011 Microsoft Skype 8,500 9.89x - 32.2x - - 30.7% Mean $ 3,327 9.50x 5.46x 39.3x NA 66.9% (8.3%) Median 1,007 9.89x 5.46x 39.3x NA 66.9% 13.4% Negative multiples or multiples that are higher than 150.0x are considered as “NM”

Appendices P R O J E C T N A V I G A TION

A Additional Navigation Information P R O J E C T N A V I G A TION

0 2 4 6 8 10 12 14 0.0 5.0 10.0 15.0 20.0 25.0 Apr-13 May-13 Jun-13 Jul-13 Aug-13 Sep-13 Oct-13 Nov-13 Dec-13 Jan-14 Feb-14 Mar-14 Apr-14 (Price, US$) (Volume, million) Share Price Performance Last Twelve Months P R O J E C T N A V I G A TION A A D D I T IONA L NA V I G A T ION INF O R M AT ION 8 Period High (Feb 10, 2014) $21.20 Period Average $14.87 Period Low (Apr 18, 2013) $10.05 Offer Price of $21.00 per ADS May 10, 2013 Announced US$294m investment from Alibaba. After the investment, Alibaba would hold 28.3% of the total shares of Navigation Premium over 7-day price prior to announcement is 16.7% Feb 10, 2014 Received a going-private proposal from Alibaba at an offer price of US$21.00/ADS Aug 28, 2013 Announced 2013 Q2 results. Net revenue were $38.2 million, compared to $40.2 million in 2012 Q2 Added 21 million new mobile map users May 13, 2013 Announced 2013 Q1 results. Net revenue were $34.3 million, compared to $35.7 million in 2012 Q1 Management expects full year 2013 net revenues will be in the range of $168 million to $176 million, representing an increase of approximately 5% to 10 % over fiscal year 2012 Nov 20, 2013 Announced 2013 Q3 results. Net revenue were $37.7 million, compared to $40.2 million in 2012 Q3 Added 47 million new mobile users, while total monthly active users of map and navigation apps grew 30% Source: Bloomberg, Company website, Company filings Note: As of Apr 4, 2014

PROJECT NAVIGATION A ADDITIONAL NAVIGATION INFORMATION

Wall Street Perspective – *Selected Analyst Forecasts & Commentary*

TARGET PRICE ($)


CICC
Deutsche Bank
Current
国元证券
NOMURA
OPPENHEIMER
MACQUARIE BANK
Goldman Sachs
$ 21.00 (Mar 03, 2014)
$ 21.00 (Feb 28, 2014)
$ 20.30 (Apr 04, 2014)
$ 19.90 (Nov 21, 2013)
$ 19.00 (Feb 11, 2014)
$ 18.00 (Aug 29, 2013)
$ 11.00 (Feb 06, 2014)
$ 11.00 (Sep 02, 2013)

Current Price:		$20.30	
Average Target Price as of Feb 7, 2014:	$16.56	Average Target Price as of Apr 4, 2014:	$18.00
Prem. / (Discount) to Current:	*(18.4%)*	*Prem. / (Discount) to Current:*	*(11.3%)*

COMMENTARY

GOING PRIVATE PROPOSAL

"We note some uncertainty associated with 1) pending approval from majority (2/3) shareholders (to a lesser extent) and 2) final settlement price and potentially more attractive tenders from others with plans to deploy an integral map service/LBS function as basic service. The share is currently trading at the offer price (which represents a significant premium to our valuation based on AMAP's fundamentals and Ali's prior offering), and we move our target price accordingly"

Deutsche Bank, Feb 11, 2014

"We think the deal would go through. The board of Navigation will form an independent committee of directors to evaluate this bid. The acquisition is non-binding and other parties may also make a bid in the process. We believe that shareholders will accept the offer, given the attractive valuation. If the proposed transaction is consummated, Navigation will delist from NASDAQ and become a private company"

Macquarie, Feb 11, 2014

VALUATION

"Attractive offer for shareholders. The offering price implies 27% premium to the last closing price on Feb 7 (US$16.54). It's higher than our valuation but we do not think it is unreasonable, considering Navigation's powerful strategic value we have highlighted (the monetization of Location Based Service) as well as its potential synergy with Alibaba"

Macquarie, Feb 11, 2014

OUTLOOK

"Given Alibaba's prior investment in Navigation, we would expect any due diligence process to be swift and efficient. With regard to the mapping license in PRC (only applicable for onshore domestic companies), we expect minor risk in ownership transfer. As the share is currently trading at the offer price, we move our target price accordingly. We leave our model unchanged, and maintain our HOLD rating. Key risks: the deal does not proceed, timely closure of privatization deal and deteriorating operating cash flow"

Deutsche Bank, Feb 11, 2014

Source: Wall Street analyst research reports

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A A D D I T I O N A L N A V I G A T I O N I N F O R M A T IO N P R O J E C T N A V I G A T I O N 10 Navigation Volume at Various Prices (US$ in million, except per share data) 0 20,000,000 40,000,000 60,000,000 80,000,000 100,000,000 $8.00-$10.00 $10.00-$12.00 $12.00-$14.00 $14.00-$16.00 $16.00-$18.00 $18.00-$20.00 $20.00-$21.00 Over $21.00 Shares Traded 0 20,000,000 40,000,000 60,000,000 $8.00-$10.00 $10.00-$12.00 $12.00-$14.00 $14.00-$16.00 $16.00-$18.00 $18.00-$20.00 $20.00-$21.00 Over $21.00 Shares Traded From IPO on Jul 1, 2010 to Present From Jan 2, 2013 to Present NIL Source: Bloomberg. Market data as of Apr 4, 2014 Note: As of Dec 31, 2013 % Traded 0.8% 18.0% 24.9% 28.2% 5.5% 3.2% 19.1% 0.2% % Cumulative 0.8% 18.8% 43.7% 71.9% 77.4% 80.7% 99.8% 100% % Traded 0.0% 13.8% 23.3% 31.7% 3.3% 0.4% 27.5% 0.0% % Cumulative 0.0% 13.8% 37.1% 68.8% 72.1% 72.5% 100.0% 100% NIL Float (1) 27,554,313 Total Volume: 246,666,729 Volume-Weighted Average Price: Last half-Year $18.40 Last 1-Year 15.96 Since IPO 15.08 Total Volume: 169,303,766 Volume-Weighted Average Price: Last 1-Month $20.44 Last 3-Month 19.68 Since Jan 2, 2013 15.60

B WACC Analysis P R O J E C T N A V I G A TION

PROJECT NAVIGATION B WACC ANALYSIS

Weighted Average Cost of Capital (WACC) Analysis

Company	Share Price [1] (US$)	Mkt Cap [1] (US$m)	Net Debt [2] (US$m)	EV (US$m)	Net Debt/ EV	Net Debt/ Mkt Cap	Marginal Tax Rate	Levered Beta [3]	Unleveraged Beta
Garmin Ltd.	$ 57.11	$ 11,145	$ (1,329)	$ 9,816	-	-	35%	1.12	1.12
TomTom NV	6.79	1,510	(117)	1,395	-	-	35%	1.90	1.90
Telenav, Inc	6.17	239	(176)	63	-	-	35%	0.83	0.83
TripAdvisor Inc	88.11	12,532	(114)	12,418	-	-	35%	1.14	1.14
Yelp, Inc	71.25	5,085	(390)	4,695	-	-	35%	1.98	1.98
Zillow, Inc	94.80	3,714	(295)	3,418	-	-	35%	1.35	1.35
58.com Inc	47.03	3,830	(311)	3,519	-	-	25%	1.57	1.57
Youku Tudou Inc	26.26	4,400	(524)	3,876	-	-	25%	1.68	1.68
Qunar Cayman Islands Limited	30.56	3,486	(241)	3,244	-	-	25%	1.97	1.97
				Mean	-	-	32%	1.50	1.50
				Median	-	-	35%	1.57	1.57
AutoNavi Holdings Limited	$ 20.35	$ 1,462	$ (478)	$ 984	-	-	25%	1.37	1.37
				Average of U.S.-listed Chinese Internet Companies			25%	1.65	1.65

Assumptions

Risk-Free Rate [4]	2.74%
Equity Risk Premium [5]	6.96%
Low-Cap Size Premium [6]	1.75%

Net Debt/Mkt Cap	Net Debt/EV	Cost of Equity @ Unlevered Beta 1.35	Cost of Equity @ Unlevered Beta 1.50	Cost of Equity @ Unlevered Beta 1.65	After-Tax Cost of Debt 6.50%	WACC @ Unlevered Beta 1.35	WACC @ Unlevered Beta 1.50	WACC @ Unlevered Beta 1.65	WACC Sensitivity [7] 1.50
0.0%	0.0%	13.9%	14.9%	16.0%	4.9%	13.9%	14.9%	16.0%	13.2%
5.0%	4.8%	14.2%	15.3%	16.4%	4.9%	13.8%	14.8%	15.9%	13.2%
10.0%	9.1%	14.6%	15.7%	16.8%	4.9%	13.7%	14.7%	15.7%	13.1%
15.0%	13.0%	14.9%	16.1%	17.3%	4.9%	13.6%	14.6%	15.6%	13.1%
20.0%	16.7%	15.3%	16.5%	17.7%	4.9%	13.6%	14.6%	15.6%	13.1%

Source: 2013 Ibbotson SBBI Risk Premia Over Time Report

Note: (1) As of Apr 4, 2014; (2) As of Dec 31, 2013; (3) Based on Global Predicted Beta according to Barra; (4) Based on 10-year Treasury yield as of Apr 4, 2014; (5) Long-horizon expected Equity Risk Premium based on differences of historical arithmetic mean returns on the S&P 500 from 1926 - 2013 (Ibbotson Yearbook); (6) Return in excess of CAPM estimation. Market Cap of Low-Cap Stocks ranges from US$637m to US$2,431m (Ibbotson Yearbook); (7) WACC calculation at unlevered beta without the low-cap size premium

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C Premium Paid Analysis P R O J E C T N A V I G A TION

PROJECT NAVIGATION C PREMIUM PAID ANALYSIS

Analysis of Precedent China Going-Private Transactions

Company	Announcement Date	Completed Date	Buyer Ownership	Offer Price (US$)	Premium over 1-Day Price	Premium over 30-Day VWAP
Shanda Games	01/27/2014	Ongoing	76.2%	6.90	21.3%	44.4%
Giant Interactive	11/25/2013	Ongoing	47.2%	11.75	16.0%	29.1%
Charm	09/30/2013	Ongoing	58.5%	4.70	17.2%	14.3%
iSoftStone	06/06/2013	Ongoing	18.7%	5.85	12.6%	30.4%
Pactera	05/20/2013	Ongoing	10.4%	7.50	42.6%	39.0%
Camelot Information Systems	03/12/2013	Ongoing	52.2%	1.85	23.3%	28.5%
Simcere Pharmaceutical	03/11/2013	Ongoing	66.9%	9.56	20.1%	21.9%
Yongye International	10/15/2012	Ongoing	29.9%	6.60	37.8%	47.3%
Shengtai Pharmaceutical	04/17/2012	Ongoing	40.5%	1.65	50.0%	38.5%
Zhongpin	03/27/2012	Ongoing	17.5%	13.50	46.6%	40.7%
WSP Holdings Limited	12/13/2011	Ongoing	50.9%	3.00	100.0%	89.4%
3SBio	09/12/2012	05/30/2013	13.9%	15.00	29.4%	48.7%
Focus Media	08/13/2012	04/29/2013	18.5%	27.50	17.6%	33.2%
ShangPharm Corporation	07/06/2012	03/20/2013	65.0%	8.5 - 9.5	38.1%	53.3%
China Nuokang Bio-Pharm	05/09/2012	02/07/2012	61.2%	5.80	56.8%	67.3%
Winner Medical Group	04/02/2012	12/13/2012	74.0%	4.30	26.5%	25.0%
Yucheng Technologies	05/21/2012	12/28/2012	16.1%	3.80	26.6%	27.9%
China Transinfo Technology	02/21/2012	11/02/2012	27.8%	5.65	9.7%	26.6%
AisaInfo-Linkage	01/20/2012	07/23/2013	6.4%	12.00	21.0%	45.9%
China GreenTech	11/14/2011	04/17/2012	32.4%	3.10	21.1%	33.2%
China Real Estate Information Corp.	10/28/2011	05/11/2012	54.1%	6.77	25.4%	42.0%
Shanda Interactive	10/17/2011	02/15/2011	68.4%	41.35	23.5%	26.2%
Tiens Biotech Group	06/27/2011	08/11/2011	95.1%	1.72	67.0%	8.2%
Funtalk China	03/25/2011	08/25/2011	77.1%	7.10	15.4%	21.4%
China Security & Surveillance Technology	03/08/2011	09/17/2011	20.9%	6.50	58.5%	0.6%
China Fire & Security	03/07/2011	11/04/2011	59.1%	9.00	43.8%	32.2%
Chemspec International	11/11/2010	08/16/2011	55.5%	8.00	26.6%	17.1%
Harbin Electric	10/11/2010	11/03/2011	31.1%	24.00	20.2%	19.6%
Tongjitang Chinese Medicines	04/08/2010	04/15/2011	83.0%	4.50	19.0%	7.4%
Sinoenergy	04/09/2009	10/07/2010	39.1%	1.90	48.4%	11.8%
		Mean	45.6%		32.7%	32.4%
		Median	49.1%		25.9%	29.8%
AutoNavi Holdings Limited	**02/10/2014**		**28.3%**	**21.00**	**27.0%**	**38.5%**

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